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                                                                   Exhibit 23.1

                         Consent of Independent Auditors



The Board of Directors
U.S. Interactive, Inc.



We consent to incorporation by reference in the registration statement
(No. 333-88033) on Form S-8 of U.S. Interactive, Inc. of our reports dated February 9, 2000, relating to the consolidated balance sheets of U.S. Interactive, Inc. and subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows and related financial statement schedule for each of the years in the three-year period ended December 31, 1999, which reports appear in the December 31, 1999 annual report on Form 10-K of U.S. Interactive, Inc.




KPMG LLP

Philadelphia, Pennsylvania
March 29, 2000